Exhibit 10.3

CLINICAL DEVELOPMENT AND COLLABORATION AGREEMENT

THIS CLINICAL DEVELOPMENT AND COLLABORATION AGREEMENT (the “Agreement”) is made effective as of the 2nd day of July, 2013 (the “Effective Date”), by and between NovaMedica, LLC (“NovaMedica”), a limited liability company organized under the laws of the Russian Federation with an address of 107113 bldg. 38, pr. 7, Sokolnichesky Val Street Moscow Russian Federation and Lithera, Inc. (“Lithera” or “Company”), a corporation organized under the laws of the State of Delaware and having its place of business at 9191 Towne Centre Drive, Suite 400, San Diego, California, 92122, USA. For the purposes of this Agreement, “Party” means NovaMedica and Lithera, individually, and “Parties” means NovaMedica and Lithera, collectively.

WHEREAS, NovaMedica is engaged in the business of the research, development and commercialization of pharmaceutical products in the Territory (as hereinafter defined); and

WHEREAS, Lithera is a development stage company engaged in the research, development and commercialization of certain products including the Covered Products (as hereinafter defined); and

WHEREAS, Lithera and Domain Russia Investments Limited (“DRI”) entered into a Technology Transfer Agreement (“TTA”) dated December 12, 2012 pursuant to which Lithera transferred certain Lithera IP (as defined therein) to DRI; and

WHEREAS, on December 12, 2012, Lithera, DRI and NovaMedica entered into an Assignment and Assumption Agreement pursuant to which DRI assigned the TTA in full to NovaMedica and under which NovaMedica agreed to accept such assignment of rights and to assume all of DRI’s rights and obligations under the TTA; and

WHEREAS, pursuant to the TTA, the Parties are required to enter into this Agreement under which Lithera shall assist NovaMedica in the Development and Commercialization of the Covered Product in the Territory (as hereinafter defined);

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, hereby agree as follows.

1.	DEFINITIONS

1.1 “Additional Indication” shall mean any Indication within the Field that NovaMedica elects to Develop, other than the Current Indication.

1.2 “Commercially Reasonable Efforts” means, (a) with respect to the efforts to be expended by any Party with respect to any objective, such reasonable, diligent, and good faith efforts not less than a company similar to such Party would devote to accomplish a similar objective under similar circumstances, and (b) with respect to any objective relating to

Development or Commercialization of a Covered Product by Transferee (and/or a Permitted Transferee), the application by Transferee (or Permitted Transferee), consistent with the exercise of its prudent scientific and business judgment, of diligent efforts and resources to fulfill the obligation in issue, consistent with the level of effort a company similar to Transferee (or Permitted Transferee, as the case may be) would devote to a product at a similar stage in its product life as the Covered Product and having profit potential and strategic value comparable to that of the Covered Product, taking into account the following factors: scientific, development, technical, commercial, and regulatory factors, target product profiles, product labeling, past performance, the regulatory environment and competitive market conditions in therapeutic area safety and efficacy of a subject product, and the strength of its proprietary position, all based on conditions then prevailing. Commercially Reasonable Efforts will not mean that Transferee, alone or through one or more Permitted Transferees, commits that it will actually accomplish the applicable task.

1.3 “Commercial Supplies” means supplies of the Covered Products in suitable final package form, as specified under the separate Commercial Supply Agreement (as defined in Schedule 3) between the Parties, manufactured in compliance with GMP.

1.4 “Current Indication” means the esthetic treatment of abdominal bulging in non-obese subjects, the Indication being Developed by Lithera as of the Effective Date.

1.5 “Commercialization” or “Commercialize” means any and all activities that relate to the Manufacture, packaging, marketing, promoting, distributing, importing, sale, offering for sale, and selling, having sold, or use of Covered Products, including interacting with any Regulatory Authorities in any country in the Territory regarding the foregoing. Commercialization shall also include phase IV studies.

1.6 “Compound” means salmeterol xinafoate, also known as (RS)-2-(hydroxymethyl)-4-[1-hydroxy-2-[6-(4-phenylbutoxy)hexylamino]ethyl-]-phenol, the chemical structure of which is described in Schedule 1.3 hereto, as well as its physiologically acceptable salts and/or solvates, in any formulation.

1.7 “Confidential Information” of a Party means such Party’s confidential information relating to its business, operations and products, including but not limited to, any technical information, formulae, processes, techniques, preclinical information, toxicology information, clinical, non-clinical, or pre-clinical information, regulatory information, Manufacturing information, formulation information, packaging information, dosing information, dose regimen information, target patient information, marketing information, sales information, pricing information, reimbursement information, Know-How, trade secrets, or inventions (whether patentable or not) that is disclosed to or learned by the other Party in connection with this Agreement. All non-public Company Know-How shall be deemed Confidential Information of Company.

1.8 “Covered Product” means any pharmaceutical product (including, without limitation, any diagnostic product) (a) that is developed or commercialized by Company or its Affiliates during the Term, (b) containing or comprising as an active ingredient any beta-adrenergic receptor agonist that was developed or being marketed or was under development as of December 12, 2012, whether alone or in combination with other active pharmaceutical ingredients (“API”) or excipients, and (c) designed and intended for use in and for the Field, whether or not combined with other compounds.

1.9 “Development” or “Develop” means the performance of all development activities, including any pre-clinical and clinical development activities (including, without limitation, toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, statistical analysis, Clinical Trials, and manufacturing and regulatory activities. or any similar activities, that are useful or otherwise required to obtain Regulatory Approval of a Covered Product, including interacting with any Regulatory Authorities regarding the foregoing.

1.10 “Development Plan” shall have the meaning set forth in Section 4.1.1.

1.11 “Drug Approval Application” shall mean an application to a Regulatory Authority for Regulatory Approval of the Covered Product.

1.12 “EMA” means the European Medicines Agency or any successor agency.

1.13 “Field” means any and all applications directed to localized reduction of fat in the human body, including without limitation body contouring.

1.14 “IND” means an investigational new drug application filed with the FDA or the equivalent application or filing filed with any equivalent agency or Regulatory Authority outside the United States (including any supra-national entity such as in the European Union) for approval to commence Clinical Trials in such jurisdiction.

1.15 “Indication” means a generally acknowledged disease or condition, a significant manifestation of a disease or condition, or symptoms associated with a disease or condition or a risk for a disease or condition. For the avoidance of doubt, all variants of a single disease or condition (whether classified by severity or otherwise) shall be treated as the same Indication.

1.16 “Joint Commercialization Committee” or “JCC” has the meaning given in Section 3.3, below.

1.17 “Joint Development Committee” or “JDC” has the meaning given in Section 3.2, below.

1.18 “Joint Steering Committee” or “JSC” has the meaning given in Section 3.1, below.

1.19 “Know-How” means any scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including, without limitation, discoveries, inventions (whether patentable or not), trade secrets, databases, practices, protocols, regulatory filings, methods, processes, techniques, information concerning reagents and biological and other materials, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological and clinical) analytical, quality control, and stability data) dosing and target patient information, studies and procedures, and manufacturing process and development information, results and data, whether or not patentable, in each of the foregoing cases to the extent not claimed or disclosed in a patent. “Know How” shall include proprietary reagents and biological and other materials (including without limitation Materials (as defined in the TTA)) but excludes Patent Rights.

1.20 “Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances, and other pronouncements having the binding effect of law of any Governmental Body.

1.21 “NDA” means a New Drug Application filed pursuant to the requirements of the FDA, as more fully defined in 21 CFR.§ 314.3, et seq, a Biologics License Application filed pursuant to the requirements of the FDA, as more fully defined in 21 CFR § 601, and any equivalent application filed (i) in any country outside of the Territory by or on behalf Lithera or its successor or licensee or (ii) in any country within the Territory by or on behalf of NovaMedica or its successor or a Permitted Transferee, together, in each case, with all additions, deletions or supplements thereto.

1.22 “NDA Acceptance” means the receipt of notice from the relevant Regulatory Authority that an NDA for the Covered Product has met all the criteria for filing acceptance.

1.23 “Permitted Transferee” shall have the meaning set forth in the TTA.

1.24 “Product Trademark” shall have the meaning set forth in Section 5.1.

1.25 “Regulatory Authority” means (a) the FDA, (b) the EMA or the European Commission, (c) any successor or equivalent of the foregoing; or (d) any regulatory body with regulatory authority or oversight over pharmaceutical or biotechnology products in any other jurisdiction anywhere in the world, or whose review or approval is necessary for exercise of any rights granted hereunder.

1.26 “Regulatory Approval” means, with respect to a particular Covered Product, any and all approvals, licenses, registrations, or authorizations of a relevant Regulatory Authority (including price approvals) necessary for the Development, Manufacture, and/or Commercialization of such Covered Product in a particular country or jurisdiction. For the avoidance of doubt, Regulatory Approval in the United States shall be deemed to occur upon approval of the applicable NDA (as defined above) in the United States, and shall not be construed to require a determination or approval of reimbursements of any type.

1.27 “Rospatent” means Russian Federal Service for Intellectual Property, Patents and Trademarks

1.28 “Territory” means all countries listed in Schedule 2, hereto.

1.29 “Third Party” means any Person other than Company, DRI, NovaMedica, and Affiliate of either Company, DRI, or NovaMedica.

1.30 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections, or Schedules mean the particular Articles, Sections, or Schedules to this Agreement and references to this Agreement include all Schedules hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (i) “include” or “including” shall be construed as if followed by the words “but not limited to” or “without limitation” or words of similar import; (ii) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;” (iii) provisions that require that a Party, the Parties, “agree,” “consent” or “approve” or the like shall require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, written approval of minutes or otherwise; and (iv) references to any specific Law or article, section, or other division thereof shall be deemed to include then-current amendments thereto or any replacement Law thereof. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

In this Agreement, unless the context requires otherwise:

(a) the headings are included for convenience only and shall not affect the construction of this Agreement;

(b) words denoting the singular shall include the plural and vice versa;

(c) words denoting one gender shall include each gender and all genders;

(d) the words “include” or “including” shall mean “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list; and

(e) any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be amended, modified, consolidated or reenacted.

(f) any Capitalized Terms not specifically defined herein shall have the meaning set forth in the TTA.

The Schedules to this Agreement comprise part of and shall be construed in accordance with the terms of this Agreement.

2.	SCOPE OF THE COLLABORATION

2.1. Collaboration Goals. Pursuant and subject to the terms of this Agreement and the TTA, the Parties agree: (a) that NovaMedica (i) engages in Development activities with the goal of obtaining Regulatory Approval for any of the Covered Products, as soon as reasonably practicable, in the Territory and (ii) thereafter conducts the Commercialization of the Covered Products in the Territory, and (b) that Company (i) through its membership on the JSC, JDC and JCC, participates in the planning and oversight of such Development and Commercialization activities and (ii) provides such other assistance as is set forth in this Agreement and the TTA.

Notwithstanding anything in this Agreement to the contrary, either Party shall be free to work alone or with Third Parties to research, develop, manufacture and/or commercialize any product that is not a Covered Product in or outside the Field.

2.2. Assistance by Lithera. The Parties hereto understand that assistance from Lithera will be needed and accepted in connection with NovaMedica’s Development and/or Commercialization of Covered Product(s) in the Territory. Accordingly, the Parties agree to form the committees specified in Section 3 of this Agreement to oversee the Development and Commercialization of the Covered Products in the Territory.

3.	MANAGEMENT OF COLLABORATION

3.1 Joint Steering Committee. Within ten (10) days after the Effective Date, the Parties shall establish a Joint Steering Committee (“JSC”) to oversee Development of Covered Products in the Territory and Field. Unless otherwise agreed in writing by Lithera and NovaMedica, the JSC shall continue in existence for the term of this Agreement. The JSC will be comprised of an equal number of members appointed by NovaMedica and Lithera. The JSC shall oversee the Development of Covered Products in the Territory and Field, including the preparation and implementation of the clinical development program for the Covered Products in the Territory and the selection of any clinical sites in the Russian Federation that may be included in Company’s global clinical trials of Covered Product under Section 4.3 below. All JSC decisions will be made by unanimous vote, with the JSC representatives of Lithera collectively having one vote and the JSC representatives of NovaMedica collectively having one vote. If the JSC is unable to decide or resolve unanimously any matter properly presented to it for action, then such matter shall be resolved as provided in Section 3.1.3 below.

3.1.1 Chairmanship. One JSC representative from a Party shall chair the JSC (the “Chairperson”) on a rotating annual calendar year basis, alternating between a representative from NovaMedica and a representative from Lithera, with the initial Chairperson to be from NovaMedica. The Chairperson shall send notices and agendas for all JSC meetings to all JSC members and ensure review and approval of the minutes of each JSC meeting within thirty (30) calendar days of adjournment of a JSC meeting.

3.1.2 Meetings. Unless otherwise agreed in writing by NovaMedica and Lithera, the JSC will meet as needed upon request from at least one of the Parties to the then-current Chairperson, but not less than twice per year. At each meeting, the Parties shall provide updates on the status of their respective responsibilities. Meetings may be held by teleconference, videoconference or in person, as mutually agreed upon by the Parties. At each meeting, a secretary shall by appointed by the Chairperson to record meeting minutes. Within ten (10) calendar days after a meeting, the Chairperson shall circulate draft minutes to the Parties for review, comment and distribution, in order to finalize the minutes within thirty (30) calendar days of such meeting.

3.1.3 Dispute Resolution. If a dispute arises in connection with the Development or Commercialization of the Covered Product in the Territory or any other issue within the purview of the JSC, the JSC shall confer immediately and use Commercially Reasonable Efforts to resolve the dispute or issue within ten (10) calendar days of their initial conference. No such dispute or issue shall be considered resolved until the JSC has unanimously agreed to the resolution; provided, however, that if the JSC does not reach consensus, within a thirty (30) calendar day period, then the resolution of the dispute or issue (a) if it relates to Development shall be made by the JSC representatives of Lithera, or (b) if it relates to Commercialization in the Territory shall be made by the JSC Representative of NovaMedica, unless such resolution in the opinion of any member of the JSC would be reasonably expected to be adverse to, materially conflict with, or interfere with the regulatory approval, manufacture, marketing authorization or marketing efforts for Covered Products outside of the Territory (in the case of decisions made by NovaMedica through the exercise of its final decision-making authority under subsection (b) above) or inside the Territory (in the case of decisions made by Lithera through the exercise of its final decision-making authority under subsection (a) above), in which case such dispute will be handled in accordance with Section 12 of this Agreement. Notwithstanding anything herein to the contrary, in no event shall Lithera in exercising its final decision-making authority described in Subsection (a) or NovaMedica in exercising its final decision-making authority described in Subsection (b), have the right to amend, modify or waive compliance with any term or condition of this Agreement or the TTA. Additionally, it is understood and agreed that in no event shall NovaMedica, whether in exercising its final decision-making authority described in Subsection (b) or otherwise, take any action which would unilaterally impose an obligation (financial or otherwise) on Lithera beyond those expressly provided for in this Agreement.

3.2 Joint Development Committee. Within ten (10) days after the Effective Date, the Parties shall establish a Joint Development Committee (“JDC”). Unless otherwise agreed in writing by Lithera and NovaMedica, the JDC shall continue in existence for so long as the JSC exists. All day-to-day Development work shall be conducted under the direction of the JDC which shall be comprised of an equal number of representatives from NovaMedica and Lithera. All JDC decisions will be made by unanimous vote. The JDC will be responsible for drafting the Development Plan for submission to the JSC, coordinating amendments to any Development Plan in respect of a Covered Product for use in the Field in the Territory, for overseeing such Development work, and for making operational decisions related to such Development work.

3.2.1 Chairmanship. One JDC representative from a Party shall chair the JDC (the “Chairperson”) on a rotating annual calendar year basis, alternating between a representative from NovaMedica and a representative from Lithera, with the initial Chairperson to be from Lithera. The Chairperson shall send notices and agendas for all JDC meetings to all JDC members and ensure review and approval of the minutes of each JDC meeting within thirty (30) calendar days of adjournment of a JSC meeting.

3.2.2 Meetings. The JDC will meet as needed upon request from at least one of the Parties to the then-current Chairperson, but not less than once every calendar quarter. At each meeting, the Parties shall provide updates on the status of their respective responsibilities. Meetings may be held by teleconference, videoconference or in person, as mutually agreed upon by the Parties. At each meeting, a secretary shall by appointed by the Chairperson to record meeting minutes. Within ten (10) calendar days after a meeting, the

Chairperson shall circulate draft minutes to the Parties for review, comment and distribution, in order to finalize the minutes within thirty (30) calendar days of such meeting.

3.2.3 Dispute Resolution. If a dispute arises in connection with the Development Plan or Development of the Covered Products or any other issue addressed by the JDC, the JDC shall confer immediately and use commercially reasonable efforts to resolve the dispute or issue within ten (10) calendar days of their initial conference. No such dispute or issue shall be considered resolved until the JDC has unanimously agreed to the resolution; provided, however, that if the JDC does not reach consensus, within a thirty (30) calendar day period, the resolution of the dispute or issue shall be made by the JSC representatives of Lithera unless such resolution in the opinion of any member of the JSC would be reasonably expected to be adverse to, materially conflict with the Development or regulatory approval for Covered Products in the Territory, in which case such dispute will be handled in accordance with Section 12 of this Agreement. Notwithstanding anything herein to the contrary, in no event shall Lithera in exercising its final decision-making authority described in this Section 3.2.3 have the right to (a) amend, modify or waive compliance with any term or condition of this Agreement or the TTA or (b) require NovaMedica to take any action which would result in a material increase in the costs NovaMedica is required to incur in connection with its Development of the applicable Covered Product(s).

3.3 Joint Commercialization Committee. Within ten (10) days after the Effective Date, the Parties shall establish a Joint Commercial Committee (“JCC”). Unless otherwise agreed in writing by Lithera and NovaMedica, the JCC shall remain in existence for so long as the JSC exists. The day-to-day Commercialization preparation work and supply chain audit procedures with respect to Covered Products for use in the Territory shall be conducted under the direction of the JCC. The JCC shall be comprised of an equal number of representatives from the NovaMedica and Lithera. All JCC decisions will be made by unanimous vote. The JCC will be responsible for coordinating any amendments to the plan for Commercialization of Covered Product(s) in the Territory (“Commercialization Program”), for overseeing performance of the Commercialization Program, and for making operational decisions related to that program. Periodically, the member of the JCC for NovaMedica shall provide the JCC a reasonably detailed summary of the Commercialization activities conducted in the Territory. The JCC will jointly prepare and provide to each Party on at least a Calendar Quarter basis a report, via e-mail, regarding the status of Commercialization activities hereunder.

3.3.1 Chairmanship. One JCC representative from a Party shall chair the JCC (the “Chairperson”) on a rotating annual calendar year basis, alternating between a representative from NovaMedica and a representative from Lithera, with the initial Chairperson to be from NovaMedica. The Chairperson shall send notices and agendas for all JCC meetings to all JCC members and ensure review and approval of the minutes of each JCC meeting within thirty (30) calendar days of adjournment of a JSC meeting.

3.3.2 Meetings. The JCC will meet as needed upon request from at least one of the Parties to the then-current Chairperson, but not less than once every calendar quarter. At each meeting, the Parties shall provide updates on the status of their respective responsibilities. Meetings may be held by teleconference, videoconference or in person, as mutually agreed upon by the Parties. At each meeting, a secretary shall by appointed by the

Chairperson to record meeting minutes. Within ten (10) calendar days after a meeting, the Chairperson shall circulate draft minutes to the Parties for review, comment and distribution, in order to finalize the minutes within thirty (30) calendar days of such meeting.

3.3.3 Dispute Resolution. If a dispute arises in connection with the Commercialization of the Covered Products or any other issue addressed by the JCC, the JCC shall confer immediately and use commercially reasonable efforts to resolve the dispute or issue within ten (10) calendar days of their initial conference. No such dispute or issue shall be considered resolved until the JCC has unanimously agreed to the resolution; provided, however, that if the JCC does not reach consensus, within a thirty (30) calendar day period, the resolution of the dispute or issue shall be made by the JCC representatives of NovaMedica unless such resolution in the opinion of any member of the JSC would be reasonably expected to be adverse to, materially conflict with, or interfere with the regulatory approval, manufacture, marketing authorization or marketing efforts for Covered Products outside of the Territory, in which case such dispute will be handled in accordance with Section 12 of this Agreement. Notwithstanding anything herein to the contrary, in no event shall NovaMedica in exercising its final decision-making authority described in this Section 3.3.3 have the right to (a) amend, modify or waive compliance with any term or condition of this Agreement or the TTA or (b) otherwise, take any action which would unilaterally impose an obligation (financial or otherwise) on Lithera beyond those expressly provided for in this Agreement.

4.	DEVELOPMENT

4.1. Development Efforts.

4.1.1 Except as otherwise set forth in Section 4.3 below and subject to the Development Support and other assistance of Lithera according to the terms of the TTA and this Agreement, all Development of Covered Products in the Territory necessary to register the Covered Products for use in the Field in any country or jurisdiction within the Territory shall be the sole responsibility of NovaMedica. NovaMedica will carry out the Development of Covered Products in accordance with a written plan setting forth the Development activities to be undertaken by NovaMedica and the associated time lines for such activities for each country or jurisdiction in the Territory (“Development Plan”).

4.1.2 Except as expressly specified herein and in the TTA, NovaMedica shall not be obliged to reimburse Lithera for any costs and expenses incurred in connection with any studies, research and Development conducted by or on behalf of Lithera outside and inside the Territory for the goal to obtain the Regulatory Approval in any country outside the Territory.

4.2. Development Plan and Lithera’s assistance.

4.2.1 Initial Development Plan. Initial Development Plan shall be prepared by the JDC within One Hundred Eighty(180) calendar days from the Effective Date.

4.2.2 The Development Plan shall have the following goals:

(a) the Development of the Covered Products as required to obtain Regulatory Approval for the Current Indication in each country within the Territory as promptly as commercially and technically practicable, or as otherwise deemed appropriate by the JSC;

(b) coordinating (i) the on-going knowledge transfers to be provided by Lithera to NovaMedica in accordance with Sections 3.4(a) of the TTA, and (ii) the Development Support (as defined in the TTA) to be provided by Lithera to NovaMedica in accordance with Sections 3.4(b) of the TTA;

(c) the identification, selection and Development of Covered Products for any Additional Indications NovaMedica may elect to Develop;

(d) description of Lithera’s Global Clinical Trials Program and list of potential sites in the Russian Federation.

4.2.3 Assistance of Lithera. Consistent with its responsibilities under this Agreement, TTA and the Development Plan Lithera shall:

(a) Conduct upon NovaMedica’s request the Initial Know-How Transfer (as defined in the TTA) to transfer to NovaMedica all Existing Know-How (as defined in the TTA), including but not limited to preclinical data, clinical data and FDA filings, and when appropriate, protocols and procedures and manufacturing Know-How, in each case to the extent falling within the definition of Existing Know-How, and thereafter during the Improvement Period transfer to NovaMedica copies of all documentation in the possession of Lithera related to the Covered Products and/or Compound, including but not limited to research data and reports, regulatory materials and correspondence (including INDs and NDAs in U.S.), clinical and preclinical data (including all raw data), chemistry, manufacturing and controls (CMC) data, relevant to conducting clinical studies and obtaining Regulatory Approval in the Field in the Territory, in each case (i) to the extent falling within the definition of Improvement Know-How or Third Party Know-How (provided in the case of Third Party Know-How, that NovaMedica has elected to include such Third Party Know-How within the Company Know-How), and (ii) that was acquired by Company since the previous transfer of Know-How (other than Company Materials, transfer of which is addressed below) and all as further described in Section 3.4(a) of the TTA;

(b) upon NovaMedica’s providing to Lithera a Material Transfer Request (as defined in the TTA), transfer reasonable quantities of the requested Company Materials to NovaMedica in accordance with the terms of Section 3.3 of the TTA;

(c) in accordance with the Development Plan or as otherwise reasonably requested by NovaMedica, provide NovaMedica with the Development Support in accordance with the terms of Sections 3.4(b) of the TTA;

(d) assist NovaMedica by supporting NovaMedica’s communications with the relevant Regulatory Authorities regarding the conduct of Clinical Trials to seek Regulatory Approvals for the Covered Products in the Territory, provided that such assistance will be considered Development Support and subject to the terms of Section 3.4(b) of the TTA;

(e) provide reasonable assistance to NovaMedica (subject to NovaMedica reimbursing Lithera for its Reimbursable Costs and Out-of-Pocket Expenses, estimates of which costs will be disclosed to NovaMedica in advance for NovaMedica’s approval) in the preparation of and filing of any IND, IND amendment, or NDA with respect to any Covered Product in the Territory in each case in accordance with, and to the extent required, under Section 4.1(b) of the TTA. Such assistance shall include, in particular, Company (or its Affiliate, successor, or licensee outside of the Territory) providing NovaMedica, to the extent an electronic copy is available or in possession of Company, with a complete electronic copy of all relevant documentation within the Company Regulatory Filings and/or Licensed Regulatory Filings submitted to the FDA or EMA in respect of any Clinical Trial for any Covered Product that would be necessary or useful to NovaMedica in preparing its own IND for a particular Covered Product for use in the Territory, and, to the extent necessary or useful, to allow NovaMedica on a free-of-charge basis to cross-reference any such IND, IND amendment, or NDA within the Company Regulatory Filings and/or Licensed Regulatory Filings held by Company (or its Affiliate, successor, or licensee outside of the Territory);

(f) determine whether to include at least one site in the Russian Federation in its global Clinical Trials for Covered Product pursuant to Section 4.3;

(g) perform such other obligations as are expressly assigned to it by this Agreement and the TTA; and

(h) such other activities reasonably requested by the JSC, JDC or JCC.

4.2.4 Responsibilities of NovaMedica. With coordination of the JSC, JDC or JCC, if applicable, NovaMedica shall:

(a) at its sole cost and expense and using Commercially Reasonable Efforts, be responsible for Development of Covered Products in the Territory in accordance with the Development Plan approved by the JSC;

(b) be responsible for the preparation and filing at its sole cost and expense of any applications to register or obtain the Regulatory Approvals for the Covered Products in the Territory;

(c) be responsible at its sole cost and expense for the performance of all activities and undertakings as may be required by any Regulatory Authorities to register or obtain the Regulatory Approval in the Territory for its own purposes;

(d) at its sole cost and expense, be responsible for the Commercialization of the Covered Products, including all sales and marketing activities, in the Field in the Territory;

(e) following receipt of Regulatory Approval, be responsible at its sole cost and expense for the maintenance and updating of all Regulatory Approvals as may be required by any Regulatory Authorities, including any post approval studies required by any Regulatory Authorities;

(f) keep the JSC reasonably and regularly informed of the Regulatory Approvals received for Covered Products in the Territory and provide the JSC with periodic summaries of the registration process status in each country in the Territory.

(g) perform such other obligations as are expressly assigned to it by this Agreement and the TTA;

(h) in cases specified in this Agreement or the TTA, reimburse Lithera all Out-of-Pocket Expenses and Reimbursable Costs incurred by Lithera in performing its obligations hereunder; and

(i) such other activities reasonably requested by the JSC, JDC or JCC.

4.3. Clinical Trials in the Territory. Lithera shall have the right to conduct at its own costs Clinical Trials in the Territory as part of its Global Clinical Trial Program. NovaMedica shall have the right to conduct at its own costs Clinical Trials in the Territory which are necessary to obtain Regulatory Approval in each country in the Territory. All clinical data and reports related to Clinical Trials conducted by NovaMedica for the Covered Products in the Territory shall be owned by NovaMedica, and NovaMedica shall have full use, for any purpose consistent with this Agreement, of all such data and reports related to Clinical Trials for the Covered Products and/or Compound. All clinical data and reports related to Clinical Trials conducted by Lithera for the Covered Products in the Territory shall be owned by Lithera, and Lithera shall provide NovaMedica with all such clinical data and reports for NovaMedica’s use, for any purpose consistent with this Agreement, of all such data and reports related to Clinical Trials for the Covered Products in the Territory.

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4.5. Drug Approval Applications. NovaMedica shall be entitled to file Drug Approval Applications and seek Regulatory Approvals for the Covered Products in the Territory, provided that such filing shall be subject to the oversight of the JDC. Prior to submitting any IND or Drug Approval Application, the Parties, through the JDC, shall consult and cooperate in preparing such filings, their content and scope. NovaMedica shall own all regulatory submissions, including all INDs, Drug Approval Applications and associated government licenses, approvals, and certificates for the Covered Products in the Territory.

4.6. Regulatory Meetings and Communications.

4.6.1 NovaMedica shall timely inform the JDC of any material meetings scheduled with the applicable Regulatory Authorities in the Territory relating to the Covered Products and/or Compound as soon as reasonably practicable. NovaMedica shall provide the JDC with a description of the plan or purpose of each such meeting, shall keep the JDC informed regarding the meeting and its results and shall make available to the JDC copies of the relevant correspondence relating to such meeting. Upon decision of the JSC and NovaMedica’s request Lithera will participate in substantive discussions and meetings with Regulatory Authorities in the Territory which relate to the Covered Products and/or Compound, including, but not limited to, with respect to any Drug Approval Applications.

4.6.2 The JDC shall develop processes and procedures for the conduct and reporting to the Parties of telephone communications and written correspondence with Regulatory Authorities in the Territory related to the Covered Products and/or Compound.

4.6.3 The Parties shall cooperate in good faith with respect to the conduct of any inspections by any Regulatory Authority of (a) clinical sites in the Territory at which clinical studies are being conducted on behalf of either Party or (b) NovaMedica’s facilities, in each case to the extent related to the Covered Products and/or Compound, and each Party shall at a minimum be given the opportunity to attend the summary, or wrap up, meeting related to the Covered Products and/or Compound with such Regulatory Authority at the conclusion of such site inspection.

5.	COMMERCIALIZATION

5.1 Product Trademarks. The Covered Products shall be sold in the Territory under the Company Marks or NovaMedica TradeMarks as selected solely by NovaMedica (the “Product Trademarks”). The term “Product Trademarks” shall also include any servicemarks for use in connection with services related to the Covered Products. In the event of a Third Party challenge of the Parties right to commercialize the Covered Products under Product Trademarks, the JSC shall consider the grounds for such challenge and recommend to the JCC a course of action in the affected market based on an assessment of the legal merits of such Third Party claim. The foregoing procedure shall also be followed in the event of an objection to the Company Marks raised by a Regulatory Authority that is reviewing a Drug Approval Application.

5.2 Sales Representative Training. NovaMedica shall supervise and maintain such competent and qualified sales representatives. With respect to each country in the Territory, the sales representatives of NovaMedica shall be trained by NovaMedica with assistance of Lithera as described below. Lithera shall upon request by the JCC make available free of charge one (1) copy of each form (in its original language) of (a) marketing, advertising and other materials used by Lithera to promote the Covered Products to Third Parties outside the Territory (collectively, “Promotional Materials”), and (b) educational and training manuals and other materials used to train its medical and sales representatives with respect to Covered Products (collectively, “Educational Materials”), in each case, to the extent owned or Controlled by Lithera, and NovaMedica shall have the right to reproduce, translate, and use, directly or indirectly, Promotional Materials and Educational Materials in connection with its commercialization of the Covered Products in the Territory. . The Parties shall in all material respects conform their practices and procedures relating to promotion of Covered Products to the applicable laws, rules and regulations of their respective territories.

5.3 Commercial Supplies. Commercial Supplies of the Covered Products shall be governed by the Commercial Supply Agreement, the terms of which shall be consistent with Sections 3.5 (d) and (e) of the TTA and Schedule 3 hereto, which are binding for both Parties.

5.4 Recalls. Decisions with respect to recalls, withdrawals or corrections of the Covered Products related to manufacturing or product quality issues shall be handled in accordance with the Clinical Supply Agreement and the Commercial Supply Agreement. The JCC shall have decision-making authority with respect to issuing all recall, market withdrawal or correction of any the Covered Products in the Territory related to safety issues. Each Party shall delegate their appropriate executive officers in their respective regulatory departments who shall develop appropriate standard operating procedures with respect to such recalls. To the extent regulatory timeframes or public safety considerations require immediate action, a telephone conference of the JSC’s designees under this Section shall be called within the required timeframe to consider the action and make a decision. In the event that any Regulatory Authority issues or requests a recall or takes a similar action in connection with a Covered Product in the Territory, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall, market withdrawal or other corrective action in the Territory, the Party notified of such recall or similar action, or the Party that desires such recall or similar action, shall notify the other Party promptly (and in any event within twenty-four (24) hours of receipt of written notice)and will make available to the other Party, upon request, all of such Party’s pertinent records that the other Party may reasonably request to assist the JCC in evaluating the need for and/or effecting any recall or market withdrawals.

6.	JOINT INVENTIONS

6.1. As between the Parties, all right, title and interest to inventions and other subject matter (together with all intellectual property rights therein) conceived or created or first reduced to practice (in the case of patentable inventions) or made or developed (in the case of non-patentable inventions) in connection with this Agreement (“Inventions”) (i) by or under the authority of Lithera or its Affiliates, independently of NovaMedica and its Affiliates, shall be owned by Lithera, (ii) by or under the authority of NovaMedica or its Affiliates, independently of Lithera and its Affiliates, shall be owned by NovaMedica and (iii) that are invented jointly by personnel of Lithera or its Affiliates, on the one hand, and NovaMedica or its Affiliates, on the other hand, will be owned jointly by Lithera and NovaMedica (“Joint Inventions”), and subject to Section 6.7 below, each Party shall retain an undivided one-half interest in and to such Joint Inventions, including, without limitation, any patents resulting therefrom, with full ownership rights in and to any field and including the right to practice, assign, license, or otherwise exploit such Joint Inventions, in each case, without any obligation to obtain the approval of the other Party, nor to pay to the other Party any share of the proceeds from or otherwise account to the other Party for such activities, and each Party hereby waives any right it may have under the Laws of any country to require such approval, sharing or accounting.

6.2. Each Party shall promptly disclose to the other any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing subject matter that are purported to be Joint Inventions.

6.3. Upon the identification of a Joint Invention, the JDC shall (i) promptly discuss such Joint Invention, (ii) promptly discuss the desirability of filing a PCT patent application covering such Joint Invention, and (iii) make the final decision with respect to any such filings as soon as practicable, it being understood that in the event that the JDC cannot agree as to whether to file a patent application covering such Joint Invention, Company shall have the right to make the final decision. Despite the right to make the final decision belongs to Company in abovementioned particular case, NovaMedica still retains one-half interest in and to such Joint Invention as described in Section 6.1. hereof. In the event that the JDC elects to pursue the filing of one or more patent applications covering such Joint Invention, Company shall be responsible for the supervision of the preparation, filing and prosecution of such PCT patent application by outside patent counsel reasonably acceptable to the JDC. Such outside patent counsel shall be instructed to act in the best interests of both Parties taking into consideration their relative interests under this Agreement. In the event that the JDC does not wish to file a PCT patent application covering such Joint Invention, NovaMedica shall have the right to do so at its own expense in accordance with the terms of Section 6.4 below.

6.4. The Party responsible for the preparation, filing, prosecution and maintenance of PCT patent application for a Joint Invention shall consult with the JDC on all material decisions related to the preparation, filing, prosecution and maintenance of such PCT patent application, and shall use diligent efforts to implement the decisions of the JDC. The Party responsible for the preparation, filing and prosecution of the PCT patent application shall provide the other Party with a copy of such patent application prior to filing such application for review and comment by the other Party, shall consult with the other Party with respect to such application, and shall supply the other Party with notice of its filing date and serial number.

6.5. NovaMedica shall have the right to file and prosecute national phase applications in the Territory with respect to any PCT patent applications covering a Joint Invention. Company shall have the right to file and prosecute national phase applications outside the Territory with respect to any PCT patent applications covering a Joint Invention.

6.6. The Party responsible for the filing and prosecution of each national phase patent application shall keep the other Party advised of the status of the actual and prospective patent filings with respect to such Joint Inventions. Subject to the rights and licenses granted by the Parties to each other under this Agreement, each Party shall be free to exploit its Joint Invention patent rights without restriction.

6.7. To the extent that such Joint Invention(s) constitute Company Improvement Know-How, such Joint Inventions shall be included within the license granted to NovaMedica under Section 2.2(a) of the TTA and Lithera will assign to NovaMedica its interest in any patent applications that NovaMedica may elect to file in the Territory to the extent claiming such Joint Inventions. To the extent that such Joint Invention(s) constitute Transfer Improvement Know-How, such Joint Inventions and all Patent Rights directed thereto shall be included within the license granted to Lithera under Section 2.2(c)(iii) of the TTA.

6.8. The JSC shall within a reasonable time after the Effective Date establish a mutually agreeable procedure for determining inventorship of Inventions, provided that such determination shall be made in accordance with applicable United States laws and other applicable laws and regulation relating to inventorship. All such determinations shall be documented to ensure that any divisional or continuation patent applications reflect appropriate inventorship and that inventions and patent rights are assigned to the appropriate party.

7.	ADVERSE DRUG EVENTS AND REPORTS

7.1. Compliance. Each Party shall maintain a record of all non-medical and medical product-related complaints it receives with respect to any Covered Product in the Territory. Each Party shall notify the other Party of any complaint received by it in sufficient detail and in accordance with the timeframes and procedures for reporting established by the JSC, and in any event in sufficient time to allow the Party that holds the applicable regulatory filing to comply with any and all regulatory requirements imposed upon it in any country. The Party that holds the applicable regulatory filing in a particular country shall investigate and respond to all such complaints in such country with respect to any Covered Product as soon as reasonably practicable. All such responses shall be made in accordance with the procedures established by the JSC. The Party responsible for responding to such complaint shall promptly provide the other Party a copy of any such response.

7.2. Adverse Drug Events. Each Party will be responsible for the safety surveillance and pharmacovigilance regulatory obligations with respect to the Covered Product in those territories where it is the sponsor of non-clinical or clinical development, including but not limited to animal toxicology or pharmacology studies. Company shall be responsible for establishing and maintaining a global safety database of adverse events for the Covered Products, which shall be used for regulatory reporting and responses to safety queries from Regulatory Authorities by both Parties. NovaMedica shall, and shall cause its Affiliates to, transfer all adverse events information in its or their possession or control to the global safety database within a mutually agreed period of time that provides Company with sufficient time to enter all of the data and to obtain validation of the database, and Company shall use Commercially Reasonable Efforts to enter data from all adverse events information in its possession or control into the global safety database. Within sixty (60) days after the submission of the Initial Development Plan, the Parties’ respective regulatory affairs or other applicable departments, including the members of the JDC with regulatory and drug safety expertise, shall meet and agree upon processes and procedures to recommend to the JDC for monitoring of clinical experiences with respect to Covered Products and sharing information relating to such clinical experiences as needed to support each Party’s respective regulatory responsibilities with respect to safety reporting requirements in its respective territory, including without limitation, development of appropriate safety databases relating to Covered Products. All reports, updates, Adverse Events, product complaint and other information provided by one Party to the other Party under this Agreement (including under this Section 7.2), shall be considered Confidential Information of the disclosing Party, subject to the terms of Section 8 hereof it being understood that the FDA or other applicable Regulatory Authority may publish information relating to Adverse Events on its website.

7.3. Pharmacovigilance. The Parties agree that Lithera and NovaMedica will, within one hundred eighty (180) days after the date of the first Regulatory Approval in the Territory, conclude a Pharmacovigilance Agreement substantially in the form as provided in Schedule 4.3 to the TTA.

8.	TREATMENT OF CONFIDENTIAL INFORMATION

8.1 Confidentiality; Exceptions. Except to the extent authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement, Confidential Information in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, except to the extent that such Confidential Information:

(a) was in the lawful knowledge and possession of the Receiving Party prior to the time it was disclosed to, or learned by, the Receiving Party, or was otherwise developed independently by the Receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or

(d) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

8.2 Authorized Disclosure. Except as expressly provided otherwise in this Agreement, a Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows: (a) in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement (including the rights to Develop and Commercialize the Covered Products); (b) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright, and trademark applications, prosecuting or defending litigation, complying with applicable governmental regulations, obtaining regulatory approval, conducting Clinical Trial Investigations, marketing Covered Products, or otherwise required by Law; (c) in connection with the appraisal of Lithera IP for the purpose of contributing such IP into the charter capital of NovaMedica or (d) to the extent mutually agreed to in writing by the Parties; provided, however, that if a Receiving Party is required in litigation or by Law or regulation to make any such disclosure of a Disclosing Party’s Confidential Information it shall give reasonable advance notice to the Disclosing Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, shall use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed. In addition, a Receiving Party may disclose Confidential Information of the Disclosing Party to any of its Affiliates and Permitted Transferees, or in connection with due diligence investigations by or on behalf of a Third Party in connection with a potential license, collaboration, investment, merger, or acquisition with or by such Third Party, and, in the case of Lithera, to Third Parties in connection with due diligence investigations by or on behalf of a Third Party in connection with a potential license, collaboration, investment or other financing, merger, or acquisition with or by such Third Party; provided, however, in each of the foregoing cases, that such Third Party reasonably needs to have access to such Confidential Information agrees to be bound by reasonable terms of confidentiality and non-use at least as stringent as those set forth in this Section 8, to limit such disclosure to only personnel having a need to know such information, and to return or certify to the Receiving Party as to the destruction of such Confidential Information promptly after completing the due diligence investigation, negotiation, or transaction, as the case may be.

8.3 Disclosure of Agreement. No Party shall issue any press release or other public disclosure regarding this Agreement or the Parties’ activities hereunder, or any results or data arising hereunder, except with all the other Party’s prior written consent. Except to the extent required by Law or as otherwise permitted in accordance with this Section 8.3, neither Party shall make any public announcements concerning this Agreement or the subject matter hereof without the prior express written consent of the other, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, to the extent information regarding this Agreement has already been publicly disclosed other than through any act or omission of a Party in breach of this Agreement, a Party may subsequently disclose the same information to the public without the consent of the other Party. Each Party shall be permitted to disclose the terms of this Agreement, in each case under appropriate confidentiality provisions that are no stringent to those of this Agreement, to any actual or potential acquirers, merger partners, and professional advisors.

8.4 Remedies. Each Party shall be entitled to seek, in addition to any other right or remedy it may have, at law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Section 8.

9.	REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1 Representations, Warranties and Covenants. Each Party hereby represents, warrants and covenants to the other Party as of the Effective Date, as follows:

9.1.1 Such Party (i) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (ii) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

9.1.2 Such Party is not aware of any pending or threatened litigation (and has not received any communication) that alleges that such Party’s activities related to this Agreement have violated, or that by conducting the activities as contemplated in this Agreement such Party would violate, any of the intellectual property rights of any Person (after giving effect to the license grants in this Agreement).

9.1.3 All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations under this Agreement have been obtained (other than such consents, approvals and authorizations that the Parties will obtain in the course of performing their obligations under this Agreement).

9.1.4 The execution and delivery of this Agreement the performance of such Party’s obligations hereunder (i) do not conflict with or violate in any material way any requirement of applicable Law, (ii) do not conflict with or violate any provision of the articles of incorporation, bylaws, limited partnership agreement or any similar instrument of such Party, and (iii) do not conflict with, violate, or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

9.2 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY (AND THEIR RESPECTIVE AFFILIATES) HEREBY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING WITH RESPECT TO ANY TECHNOLOGY LICENSED UNDER THIS AGREEMENT, INCLUDING ANY WARRANTY OF QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE. FOR THE AVOIDANCE OF DOUBT, NOTHING CONTAINED IN THIS SECTION 9.2 SHALL OPERATE TO LIMIT OR INVALIDATE ANY EXPRESS WARRANTY CONTAINED HEREIN.

10.	INDEMNIFICATION

10.1 Indemnification by NovaMedica. NovaMedica shall indemnify, defend, and hold Lithera and its Affiliates, and each of their respective employees, officers, directors, and agents (individually or collectively, the “Lithera Indemnitee(s)”) harmless from and against any and all liability, damage, loss, cost, or expense (including reasonable attorneys’ fees) resulting from Third Party claims against Lithera Indemnitee(s) arising out of or resulting from (a) any breach by NovaMedica, NovaMedica or Permitted Transferee of any of the terms or provisions of this Agreement; (b) any breach of the representations, warranties, or covenants made by NovaMedica; (c) willful misconduct or negligence of NovaMedica, Permitted Transferee or any subcontractors or sublicensees; provided, however, that such obligations pursuant to this Section 10.1 shall not apply to the extent such claim (i) arise out of breach by the Lithera of its representations, warranties, or covenants set forth in Section 9, above; or (ii) are based on actions taken or omitted to be taken by Lithera in breach of its obligations under this Agreement; or (iii) result from the negligence or willful misconduct of any of the Lithera Indemnitee(s).

10.2 Indemnification by Lithera. Lithera shall indemnify, defend, and hold each NovaMedica and any Permitted Transferee, and each of their respective agents, employees, officers, and directors (individually or collectively, the “NovaMedica Indemnitee(s)”), harmless from and against any and all from and against any and all liability, damage, loss, cost, or expense (including reasonable attorneys’ fees) resulting from Third Party claims against NovaMedica Indemnitee(s) arising out of or resulting from any (a) breach by Lithera of any of the terms or provisions of this Agreement; (b) any breach of the representations, warranties, or covenants made by Lithera; or (c) willful misconduct or negligence of Lithera or any of its Affiliates; provided, however, that such obligations pursuant to this Section 10.2 shall not apply to the extent such Third Party claim (i) arises out of breach by NovaMedica of its representations, warranties, or covenants set forth in Section 9, above; or (ii) are based on actions taken or omitted to be taken by such NovaMedica in breach of its obligations under this Agreement; or (iii) result from the negligence or willful misconduct of any of NovaMedica Indemnitee(s).

10.3 No Consequential Damages. IN NO EVENT SHALL EITHER PARTY (OR ANY OF ITS AFFILIATES, ASSIGNEES, LICENSEES, OR SUCCESSORS) BE LIABLE TO THE OTHER PARTY (OR ANY OF THE OTHER PARTY’S AFFILIATES, ASSIGNEES, LICENSEES, OR SUCCESSORS) FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY BREACH THEREOF; PROVIDED, HOWEVER, THAT THIS SECTION 10.3 SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS WITH RESPECT TO CLAIMS UNDER SECTION 10.1 OR 10.2, ABOVE.

10.4 Notification of Claims; Conditions to Indemnification Obligations. As a condition to a Party’s (or, as the case may be, a NovaMedica Indemnitee’s or a the Lithera Indemnitee’s) right to receive indemnification under this Section 10, it shall (a) promptly notify the other party as soon as it becomes aware of any Third Party claim or suit for which indemnification may be sought hereunder, (b) reasonably cooperate, and make Commercially Reasonable Efforts to cause the individual indemnitees to cooperate, with the indemnifying party in the defense, settlement, or compromise of such claim or suit, and (c) permit the indemnifying party to control the defense, settlement, or compromise of such claim or suit, including the right to select defense counsel; provided, however, the indemnified party shall have the right to join any defense with its own counsel at its own expense, or if the indemnifying party declines or fails to assert its intention to defend such action within sixty (60) days of receipt/sending of notice under this Section 10.4, then the indemnified party shall have the right, but not the obligation, to defend such action. In no event, however, may the indemnifying party compromise or settle any claim or suit in a manner that admits fault or negligence on the part of the indemnified party (or any indemnitee) without the prior written consent of the indemnified party. The indemnifying party shall have no liability under this Section 10 with respect to claims or suits settled or compromised by the indemnified party without the indemnifying party’s prior written consent.

11.	TERM AND TERMINATION

11.1 Term and Expiration. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as expressly provided in this Section 11, shall continue until the earlier of (a) the termination of the TTA or (b) the tenth anniversary of the first commercial sale of the Covered Products in the Territory; provided that if the first commercial sale of Covered Product in the Territory has not occurred within three (3) years of the approval of the first Covered Product by the FDA, then the Term shall terminate on the thirteenth anniversary of such FDA approval.

11.2 This Agreement shall automatically terminate upon termination of the TTA.

11.3 Termination of the Agreement Mutual Consent. The Parties shall have the right, any time during the Term upon their mutual written agreement, to terminate this Agreement in its entirety. Except as otherwise provided in this Agreement, neither Party shall have the right during the Term to revoke or unilaterally terminate the Agreement, in whole or in part.

11.4 Effects of Termination.

(a) Return of Confidential Information. Upon termination, but not expiration, of this Agreement, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided, however, that each Party shall be entitled to retain one (1) copy of the other Party’s Confidential Information (subject to a continuing obligation of confidentiality) for the sole purpose of monitoring compliance with the terms of this Agreement, and all Confidential Information received by Lithera may continue to be used by it insofar as it relates to the Lithera or any Covered Product.

(b) Accrued Obligations. Termination of this Agreement for any reason shall not release either Party of any obligation or liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination.

(c) Non-Exclusive Remedy. Termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or equity.

(d) Survival. The provisions of Sections 1, 6 –8, 9.2, 10, 11.4, 12, 13 shall survive termination of this Agreement. Furthermore, any other provision that by its nature is intended to survive expiration and/or termination of this Agreement shall survive.

12.	DISPUTE RESOLUTION

The provisions of this Section 12 concern resolution of disputes between the Parties, which shall be resolved in accordance with dispute resolution procedures set forth below:

12.1 Generally.

(a) Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the prompt resolution of disputes relating to or arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. In the event that the Parties are unable to resolve such dispute within thirty (30) days from the day that one Party had designated to the other an issue as a dispute, then either Party shall have the right to escalate such issue to senior management as set forth in Section 12.1(b), below.

(b) Escalation to Senior Representatives. Either Party may, by written notice to the other Party, request that a dispute that remained unresolved for a period of thirty (30) days as set forth in Section 12.1(a), above, be resolved by the Chief Executive Officer of NovaMedica (or such person’s designee) (the “NovaMedica Representative”) and the Chief Executive Officer of Lithera (or such person’s designee) (the “the Lithera Representative”) (collectively, the “Representatives”) within sixty (60) days of the Representatives’ first consideration of such dispute, but in all cases within ninety (90) days after a Party’s written request for resolution by the Representatives. If the Representatives cannot resolve such dispute within such ninety (90) day period, either Party may proceed to enforce any and all of its rights with respect to such dispute in accordance with Section 12.3(c) or Section 12.2, below, as applicable.

(c) Arbitration.

(i) Any dispute, controversy or claim arising out of, relating to or in connection with, this Agreement, including any dispute regarding the interpretation, validity or termination or the performance or breach of this Agreement, as well as any non-contractual obligation arising out of or in connection with it, which is not resolved by mutual agreement, above, shall be finally settled by binding arbitration under the Rules of the London Court of International Arbitration (the “LCIA”) then in effect.

(ii) The arbitration shall be conducted by arbitrators, of whom one shall be nominated by NovaMedica and one shall be nominated by Lithera. The two arbitrators so appointed shall nominate the third arbitrator, who shall act as chairman of the Arbitral Tribunal. In the event that an arbitrator is not appointed pursuant to the foregoing provisions within the time period prescribed under the Rules of the LCIA or within the time-period agreed upon by the parties to the arbitration, upon request of either party to the arbitration, such arbitrator shall instead be appointed by the Court of the LCIA.

(iii) The Parties shall use good faith efforts to complete arbitration under this Section 12.1(c) within one hundred eighty (180) days following the initiation of such arbitration. The Arbitral Tribunal shall permit full and complete discovery, both written and oral by deposition and shall establish reasonable additional procedures to facilitate and complete such arbitration within such one hundred eighty (180) day period. The place of arbitration will be London, England. The language of the arbitration, and all proceedings thereunder, including all discovery (both written and oral) will be English.

(iv) By agreeing to arbitration, the Parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy, including but not limited to a preliminary injunction or attachment in aid of the arbitration, or order any interim or conservatory measure. A request for such provisional remedy or interim or conservatory measure by a Party to a court or other government entity shall not be deemed a waiver of this agreement to arbitrate.

(v) The award rendered by the Arbitral Tribunal, which shall cover which party shall bear the costs of the arbitration in accordance with subsection (vi) below, shall be final and binding on the parties. Judgment on the award may be entered in any court of competent jurisdiction.

(vi) The costs of such arbitration, including administrative and fees of the arbitrators comprising the arbitration panel, shall be shared equally by the Parties, and each Party shall bear its own expenses and attorney’s fees incurred in connection with the arbitration; provided, however, that the arbitration panel may direct that the costs and attorney fees paid by one party be reimbursed by the other party. The arbitration panel shall consider the following factors in determining whether to award costs and attorney fees to be paid by one party to another party: (A) the conduct of the parties in the transactions or occurrences that gave rise to the dispute or claim, including any conduct of a party that was reckless, willful, malicious, in bad faith or illegal; (B) the objective reasonableness of the claims and defenses asserted by a party; (C) the extent to which an award of costs and attorney fees would deter future bad faith claims or defenses; (D) the objective reasonableness of the parties and the diligence of the parties and their attorneys during the proceedings; (E) the objective reasonableness of the parties and the diligence of the parties in pursuing settlement of the dispute; and (F) such other factors as the arbitration panel may consider appropriate under the circumstances.

12.2 Disputes of the JSC, JDC or JCC. In the event the JSC, JDC or JCC is unable to mutually agree upon a matter that is specifically allocated in this Agreement for decision or resolution by the JSC, JDC or JCC and such matter is not subject to the deciding vote of one Party or the other, such matter shall be subject to resolution by baseball arbitration under this Section 12.2 to be conducted as follows: The Arbitral Tribunal shall be selected as set forth in subsection 12.1(c)(ii) above. Within thirty (30) days after appointment of the third arbitrator, each Party shall deliver to the arbitrators and the other Party a reasonably detailed written description of its last proposal to the JSC, JDC or JCC (as applicable) regarding such matter, together with a written report summarizing its position and explaining why its proposal is more appropriate than the other Party’s proposal. The Arbitral Tribunal will then determine how much, if any, discovery is appropriate, taking into consideration the need for such discovery and likely effect of such discovery on the prompt resolution of the dispute. Within forty five (45) days after appointment of the third arbitrator, the Arbitral Tribunal shall give each Party the opportunity to explain in person to the arbitrators why its proposal is more appropriate than the other Party’s proposal. Within sixty (60) days after appointment of the third arbitrator, the Arbitral Tribunal shall select one of the proposals from the two submitted. The proposal selected by Arbitral Tribunal shall be binding on the Parties as if mutually agreed by the Parties. THE ARBITRAL TRIBUNAL MAY NOT MODIFY OR ALTER THE TERMS IN EITHER PARTY’S PROPOSAL. The Arbitral Tribunal may not award damages or other monetary amounts to either Party in any proceeding conducted pursuant to this Section 12.2, provided, however, the cost of the arbitration shall be borne by the Party whose proposal was not accepted by the arbitrator.

12.3 Provisional Remedies. Nothing in this Agreement shall limit the right of either Party to seek to obtain in any court of competent jurisdiction any equitable or interim relief or provisional remedy, including injunctive relief, pending resolution under Sections 12.1 or 12.2, above, as applicable, that may be necessary to protect the rights or property of that Party. Seeking or obtaining such equitable or interim relief or provisional remedy in a court shall not be deemed a waiver of the agreement to arbitrate. For clarity, any such equitable remedies shall be cumulative and not exclusive and are in addition to any other remedies that either Party may have under this Agreement or applicable Law.

12.4 Remedies. In the event a Party is in breach of its obligations under this Agreement, and the breach is not remedied in accordance with the terms of this Agreement, the other Party shall be entitled to all remedies available in law or equity, consistent with the terms of this Agreement, including without limitation, collection of damages, injunctive relief, and specific performance.

13.	MISCELLANEOUS

13.1 Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, joint venture, or other relationship between the Parties.

13.2 Assignment.

(a) Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable nor any other obligation delegable, by either Party without the prior written consent of the other Party (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, each Party shall have the right to assign this Agreement in whole without the consent of the other Party to (X) any Affiliate (Y) Permitted Transferee or (Y) a successor to substantially all of the business of the assigning Party to which this Agreement relates (“Successor”), whether by merger, sale of stock, sale of assets or similar transaction, operation of law, or otherwise; provided, however, that an Affiliate or Successor must accept all rights and obligations under this Agreement and the Ancillary Agreements.

(b) Any permitted assignment under this Section 13.2 shall relieve the assigning Party of any and all of its responsibilities or obligations hereunder, provided that, as a condition of such assignment, the assignee agrees in writing to be bound by all obligations of the assigning Party hereunder.

(c) This Agreement shall be binding upon the successors and permitted assigns of the Parties.

(d) Any assignment not in accordance with this Section 13.2 shall be void.

13.3 Performance by NovaMedica and Permitted Transferee. Notwithstanding anything to the contrary in this Agreement, NovaMedica shall have the right to have any of its obligations hereunder performed, or its rights hereunder exercised, by, any of its Affiliates or Permitted Transferees, and the performance of such obligations by any such Affiliate(s) or Permitted Transferee(s) shall be deemed to be performance by NovaMedica and, provided that (a) any NovaMedica or Permitted Transferee that agrees to perform or exercise on NovaMedica behalf any of NovaMedica’s obligations or rights under this Agreement agrees that Lithera is an intended third party beneficiary of any such performance or exercise and (b) NovaMedica provides Lithera with a copy of such agreement between NovaMedica and the Permitted

Transferee, thereafter NovaMedica shall not be responsible to Lithera for performance of such obligation(s) under this Agreement and any failure of such Permitted Transferee in performing obligations shall not be deemed to be a failure by NovaMedica to perform such obligations.

13.4 Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.5 Force Majeure. Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, default by suppliers or unavailability of raw materials, governmental acts or restrictions or any other reason which is beyond the control of the respective Party.

13.6 Amendments. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

13.7 Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

13.8 Governing Law. This Agreement shall be governed by and interpreted in accordance with the Laws of the State of New York, USA, excluding the application of any conflict of laws principles that would require application of the Law of another jurisdiction; provided, however, that matters of intellectual property law shall be determined in accordance with the national intellectual property laws relevant to the intellectual property at issue.

13.9 Notices and Deliveries. Any notice, request, approval, or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted, by facsimile (receipt verified), or by express courier service (signature required) to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party shall have last given by notice to the other Party.

If to

Lithera, Inc., addressed to:

9191 Towne Center Drive, Ste 400

San Diego, California, 92122 USA

Attention: President and CEO

Facsimile: 858-750-1013

With a copy to:

Wilson Sonsini Goodrich & Rosati

12235 El Camino Real, Suite 200

San Diego, California, 92130 USA

Attention: Michael Hostetler, Ph.D.

Facsimile: 858-350-2399

If to NovaMedica, addressed to:

NovaMedica, LLC

125047 bldg 29/22

1st Brestskaya Street

Moscow

Russian Federation

Attention: CEO of LLC “D-Pharma”, Managing Company

Vladimir Gurdus

13.10 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations, and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation, or agreement of either Party.

13.11 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one that in its economic effect is most consistent with the invalid or unenforceable provision.

13.12 Transfer and Technology Agreement. The terms and conditions of the TTA are not changed, amended or modified through this Agreement and shall remain unchanged and in full force and effect. All rights, powers and privileges of the Parties under this Agreement are in addition to any rights, powers and privileges granted to the Parties by the TTA.

13.13 Assumptions. The terms and provisions in this Agreement have been negotiated and drafted on the assumption by the Parties that there are no laws or regulations in the Territory that will prevent or significantly hinder NovaMedica or Permitted Transferees or Lithera from performing their obligations and realizing their benefits as set forth in this Agreement. If this assumption ultimately proves to be untrue, the Parties will use good faith efforts to make such revisions as are reasonable and equitable to the Parties and are in compliance with the laws and regulations of the Territory.

13.14 English as the Controlling Language for all Agreements. All notices and other communications under this Agreement and any related agreements, including assignments, licenses, and/or sublicenses with NovaMedica and/or a Permitted Transferee, shall be in the English language. NovaMedica shall, furthermore, require that any assignment, license, sublicense, or other agreement (i) having NovaMedica or a Permitted Transferee as a party and

(ii) a copy of which is required by this Agreement to be provided a Party, shall be prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of that agreement.

13.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile copy of this Agreement, including the signature pages, will be deemed an original.

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IN WITNESS WHEREOF, each of the Parties have caused this Clinical Development and Collaboration Agreement to be executed by its duly authorized representative as of the Effective Date.

LITHERA, INC.:		NOVAMEDICA LLC:

By:	/s/ George Mahaffey	By:	Vladimir Gurdus

Name:	George Mahaffey	Name:	Vladimir Gurdus

Title:	President & CEO	Title:	CEO of LLC “D-Pharma” Managing Company

Schedule 1-Compounds

Salmeterol xinafoate, having the chemical structure:

***

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Schedule 2 – Territory

CIS states:

1.	Armenia

2.	Azerbaijan

3.	Belarus

4.	Kazakhstan

5.	Kyrgyzstan

6.	Moldova

7.	Russia

8.	Tajikistan

9.	Ukraine

10.	Uzbekistan

Non-CIS states:

11.	Georgia

12.	Turkmenistan

Schedule 3 – Commercial Supplies

1.	Company and NovaMedica shall enter into a commercial supply agreement for supply of Covered Product to NovaMedica (“Commercial Supply Agreement”) within sixty (60) days of Company’s having executed a supply agreement with a contract manufacturing organization (“CMO”) securing Company’s commercial supply of Covered Product.

2.	NovaMedica shall have the right to order, and Lithera undertakes to supply the Covered Product for exclusive Commercialization in the Territory within the term of the Commercial Supply Agreement.

3.	All supply of Covered Product hereunder shall be initiated by a purchase order placed by NovaMedica, which written purchase order shall include the quantity of Product ordered and the requested shipment date (“Delivery Orders”). Each Delivery Order shall be subject to acceptance via invoicing by Lithera and once accepted, shall be binding on both Parties. Lithera shall accept and fill all validly placed Delivery Orders (i.e., that comply with the terms and conditions of Commercial Supply Agreement). For clarity, it is understood that Lithera shall not be obligated to accept any Delivery Order until such time as Lithera has retained a CMO to manufacture Product for commercial use.

4.	The price of Products specified in each Delivery Order shall not exceed ***. For the purpose of this Schedule 3, “COGS” shall mean all auditable out-of-pocket costs incurred by Lithera in connection with the supply of Covered Product to NovaMedica. In calculating the COGS, the Company shall use the same assumptions, allocations and calculations as it uses in preparing its publicly reported financial statements and shall allocate to cost categories in a manner consistent across all Lithera’s product lines.

5.	The other terms and conditions of commercial supply shall be specified by the Parties in the Commercial Supply Agreement.

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